Exhibit 107
Calculation of Filing Fee Tables

Form F-4
(Form Type)

Pagaya Technologies Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Security			Proposed Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee(3)
Equity	Class A ordinary shares, no par value per share(4)	457(f)(1)	35,937,500		$9.87	(5)		$354,703,125	(5)	0.0000927		$32,880.98
Equity	Warrants to purchase Class A ordinary shares, no par value per share(6)	457(f)(1)	9,583,333		$12.43	(7)		$119,120,829.19	(7)	0.0000927		$11,042.50
Equity	Class A ordinary shares, no par value per share, issuable upon exercise of the warrants(8)	457(g)	9,583,333	$	---	(9)	$	---	(9)	0.0000927	$	---
	Total Offering Amounts							$473,823,954.19				$43,923.48
	Total Fees Previously Paid										$	---
	Total Fee Offsets										$	---
	Net Fee Due											$43,923.48
____________

(1)
All securities being registered will be issued by Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (“Pagaya”), in connection with the Merger Agreement (as defined and described in the accompanying proxy statement/prospectus), which provides for, among other things, the merger of Rigel Merger Sub Corp., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Pagaya (“Merger Sub”), with and into EJF Acquisition Corp., a Cayman Islands exempted company (“EJFA”), with EJFA surviving as a wholly-owned subsidiary of Pagaya (the “Merger”). As a result of the Merger, (i) each unit of EJFA will be automatically separated into one share of EJFA Class A ordinary share, par value $0.0001 per share (the “EJFA Class A Shares”), and one-third of one public warrant or private placement warrant, as applicable, (ii) each share of EJFA Class B ordinary share, par value $0.0001 per share (the “EJFA Class B Shares”, and together with the EJFA Class A Shares, the “EJFA Shares”), issued and outstanding immediately prior to the Effective Time (as defined in the accompanying proxy statement/prospectus) (after giving effect to the forfeiture of certain shares of EJFA Class B Shares, if any, as described in the accompanying proxy statement/prospectus), will be converted into the right to receive one Class A ordinary share of Pagaya, no par value, which will carry voting  rights in the form of one (1) vote per share of Pagaya (the “Pagaya Class A Ordinary Shares”), (iii) each EJFA Class A Share issued and outstanding immediately prior to the effective time (after giving effect to the EJFA Shareholder Redemption (as defined in the accompanying proxy statement/prospectus) and other than excluded shares (as defined in the accompanying proxy statement/prospectus)) will be converted into the right to receive one Pagaya Class A Ordinary Share, (iv) each public warrant of EJFA (the “EJFA Public Warrants”) outstanding immediately prior to the effective time will be converted into a warrant to purchase one Pagaya Class A Ordinary Share (a “Pagaya Public Warrant”) and (v) each private placement warrant of EJFA will be converted into a warrant to purchase one Pagaya Class A Ordinary Share (together with the Pagaya Public Warrants, each a “Pagaya Warrant”), subject to receiving the requisite approval of the shareholders of Pagaya, Pagaya intends to (a) convert the outstanding preferred shares, no par value, of Pagaya into Pagaya Ordinary Shares (as defined below) (with the Founders (in their capacity as shareholders of Pagaya) receiving Pagaya Class B Ordinary Shares, without par value, which will carry voting rights in the form of ten (10) votes per share of Pagaya (“Pagaya Class B Ordinary Shares”, and together with Pagaya Class A Ordinary Shares, “Pagaya Ordinary Shares” and the Pagaya shareholders other than the Founders receiving Pagaya Class A Ordinary Shares) in accordance with Pagaya’s organizational documents, (b) reclassify each ordinary share of Pagaya into Pagaya Ordinary Shares (with the Founders (in their capacity as shareholders of Pagaya) receiving Pagaya Class B Ordinary Share and the other Pagaya shareholders receiving Pagaya Class A Ordinary Shares), as well as each Pagaya ordinary share underlying any vested Pagaya options into Pagaya Class A Ordinary Shares in accordance with Pagaya’s organizational documents (as defined and discussed in more detail in the accompanying proxy statement/prospectus) and (c) effect a stock split of the Pagaya Ordinary Shares into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement (as defined in the accompanying proxy statement/prospectus) such that each Pagaya Ordinary Share will have a value of $10.00 per share (the “Stock Split”).

(2)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, share dividends or similar transactions.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Represents Pagaya Class A Ordinary Shares issuable to the shareholders of EJFA (the “EJFA Shareholders”) in exchange for outstanding EJFA Shares upon the Merger.
(5)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act, in respect of the Pagaya Class A Ordinary Shares to be issued to EJFA Shareholders, based on the average of the high ($9.89) and low ($9.85) prices of the EJFA Class A Shares on the Nasdaq Capital Market on March 31, 2022.

(6)	Represents Pagaya Public Warrants, with each whole warrant entitling the holder to purchase Pagaya Class A Ordinary Share, to be issued in exchange for EJFA Public Warrants.
(7)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) and 457(i) of the Securities Act, estimated solely for the purpose of calculating the registration fee, and represents the sum of (i) the average of the high ($0.95) and low ($0.90) prices of the EJFA Public Warrants on Nasdaq Capital Market on March 31, 2022 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the exercise price of $11.50 per share of ordinary shares issuable upon exercise of such EJFA Public Warrant.

(8)
Represents Pagaya Class A Ordinary Shares to be issued upon the exercise of 9,583,333 redeemable warrants to purchase Pagaya Class A Ordinary Shares at an exercise price of $11.50 per share, at any time commencing on the later of 12 months from March 1, 2021, the closing of EJFA’s initial public offering, or 30 days after the closing of the Merger. Such EJFA Public Warrants will automatically be converted into warrants to purchase Pagaya Class A Ordinary Shares following the Merger.

(9)	No additional registration fee is payable pursuant to Rule 457(g).